SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 _____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): March 2, 2007

CHURCH & DWIGHT CO., INC. (Exact Name of Registrant as Specified in its Charter) _____________________

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

469 North Harrison Street, Princeton, New Jersey		08543
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 2, 2007, the Board of Directors (the “Board”) of Church & Dwight Co., Inc. (the “Company”), upon the recommendation of the Compensation & Organization Committee of the Board (the “Committee”), approved the criteria on which annual incentive compensation may be paid to executive officers for 2007.

Incentive compensation will be paid as a percentage of base salary and can range from a minimum of zero to a maximum of 200% of such executive officer’s target amount. The target amount of incentive compensation for the Chief Executive Officer equals 100% of base salary. The target amount of incentive compensation for the Chief Financial Officer equals 55% of base salary. For each executive officer other than the Chief Executive Officer and Chief Financial Officer, the target amount of incentive compensation equals 50% of the executive officer’s base salary.

The factors on which incentive compensation will be based depend on whether the executive is principally responsible for the performance of a division. The Committee determined that for an executive officer who is not principally responsible for the performance of a division, 100% of incentive compensation will be based on corporate performance, of which 20% may be adjusted based on individual performance. For an executive officer principally responsible for the performance of a division, 60% of incentive compensation will be based on corporate performance, of which a third (equivalent to 20% of total incentive compensation) may be adjusted based on individual performance, and 40% will be based on division performance.

The corporate performance portion of the incentive bonuses will be based on the achievement of targets for consolidated net sales (40% of the target amount), operating margin (40% of the target amount) and free cash flow (20% of the target amount). The Committee has also established minimum achievement levels for each metric, at or below which no award will be paid, and maximum achievement levels, at or above which bonuses up to two times the target award will be paid.

For each executive officer principally responsible for the performance of a division, the division performance portion of incentive compensation is based on the achievement of net sales and operating margin targets by the executive’s division. The weighting for each division metric is 50%. As is the case with the corporate performance metrics, each division metric has a minimum level at or below which no incentive compensation will be paid and a maximum level at or above which incentive compensation up to two times the target amount will be paid. Because free cash flow is not included in the divisional performance metrics, an adjustment will be made to the divisional metrics to parallel the positive or negative effect of the free cash flow metric on the corporate performance portion of the incentive bonus.

Individual adjustments, if any, are determined based upon an executive officer’s individual performance in connection with articulated goals. These goals address, among other things, new product and business building initiatives; resolution of certain business related problems; cost control; organizational and infrastructure development and improvement; international expansion and acquisitions. The attainment of such personal objectives will be determined by the Committee.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 2, 2007, the Board, upon the recommendation of the Committee, approved an amendment

(“Amendment”) to the 2003 Stock Award Plan (the “Plan”) which provides that in the event a participant in the Plan voluntarily terminates his or her employment with the Company, and such employee, on the date of termination, is at least 55 years old with 5 years of service, with combined age and years of service equal to or greater than 65, then any stock options held by such employee, granted after the date of the Amendment, may be exercised by such employee within a period of three (3) years from the date of such termination of employment. To receive this treatment of stock options, a participant will be required to execute a separation agreement, including non-compete, non-solicitation, confidentiality and non-disparagement provisions in a form acceptable to the Company and provide the Company with 120 days notice of the date of termination.

Under the Plan’s current definition, an employee who is at least 55 years old with 10 years of service at the date of termination of employment is entitled to one year of additional time for vesting and exercising of stock options and two years additional vesting and exercising rights to employees who meet the current definition of retirement and whose age plus years of service at the date of termination of employment equals or exceeds 75.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 2, 2007, the Board, upon the recommendation of the Committee, approved a new Executive Deferred Compensation Plan (“EDCP II”) designed to comply with Section 409A of the Internal Revenue Code. The EDCP II is a nonqualified deferred compensation plan under which certain employees, including executive officers, may defer up to 85 percent of their salary and up to 85 percent of amounts paid under the Company’s incentive compensation plan. The EDCP II prohibits participants from investing more than 50 percent of their ongoing deferrals into Company stock. The EDCP II governs the terms of all deferrals made by employees, including executive officers, since January 1, 2005.

Also upon the recommendation of the Committee, on March 2, 2007, the Board approved amendments to the prior Executive Deferred Compensation Plan (“EDCP I”) to (i) allow amounts subject to Section 409A of the Internal Revenue Code to be transferred to EDCP II and (ii) confirm that no deferrals can be made under EDCP I subsequent to December 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.
Date:	March 8, 2007	By:	/s/ MATTHEW T. FARRELL

		Name:	Matthew T. Farrell
		Title:	Vice President Finance and Chief Financial Officer